EXHIBIT 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

Basanite, Inc., a Nevada corporation (the “Company”), desiring to afford an opportunity to the Grantee named below to purchase certain shares of common stock, par value $0.001, of the Company (the “Common Stock”) and to provide the Grantee with an added incentive as an employee of the Company, hereby grants to Grantee, and the Grantee hereby accepts, an option (“Option”) to purchase the number of such shares Common Stock optioned as specified below, during the term ending at midnight (prevailing local time at the Company’s principal offices) on the expiration date of this Option specified below, at the Option exercise price specified below, subject to and upon the following terms and conditions:

1. Identifying Provisions: As used in this Option, the following terms shall have the following respective meanings. This Option is not intended to be an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended

(a)	Grantee: Lisa H. Gainsborg
(b)	Date of Grant: August 17, 2022
(c)	Number of shares of Common Stock optioned: 750,000 (subject to vesting as detailed below)
(d)	Option exercise price per share: $0.109
(e)	Option Expiration Date: August 17, 2027, 5:00 pm Eastern Time

2. Timing of Purchase and Vesting: The Option vests and is exercisable as follows: (i) options to purchase Five Hundred Thousand (500,000) shares of Common Stock shall vest in equal quarterly installments of Sixty-Two Thousand Five Hundred (62,500) options over two (2) years from the Date of Grant; and (ii) options to purchase Two Hundred Fifty Thousand (250,000) shares of Common Stock shall vest on the date that the Company reports (via its filings with the Securities and Exchange Commission) two (2) consecutive quarters of positive cash flow from operations.

3. Restrictions on Exercise: The following additional provisions shall apply to the exercise of this Option:

(i)	Grantee’s Death. If Grantee’s service with the Company terminates by reason of death, this Option may thereafter be exercised, but only for the number of shares as to which Grantee was entitled to exercise in accordance with Section 2 above on the date of death, by Grantee’s legal representative(s) of Grantee’s estate or by the legatee of Grantee under the will of Grantee, until the earlier of (a) nine (9) months from the date of death of Grantee, or (b) the expiration date of this Option. Any further vesting of this Option shall cease and this Option shall terminate on the date of death of Grantee in all other respects.

(ii)	Grantee’s Disability. If Grantee’s service with the Company terminates by reason of Disability (meaning the inability to perform service for four consecutive months due to physical or mental incapacity as certified by a licensed medical doctor), any vested Option in accordance with Section 2 above may thereafter be exercised by Grantee or his or her personal representative, but only to the extent it was exercisable at the time of termination, until the earlier of (a) nine (9) months from the date of termination of service, or (b) the expiration date of this Option. Any further vesting of this Option shall cease and this Option shall terminate on the date of termination of service in all other respects.

(iii)	Other Termination. If Grantee’s service with the Company terminates for any reason other than death or Disability, this Option may thereafter be exercised by Grantee, but only to the extent it was vested and exercisable at the time of such termination in accordance with Section 2 above, until the earlier of (a) 90 days from the date of termination of service, or (b) the expiration date of this Option. Any further vesting of this Option shall cease and this Option shall terminate on the date of termination of service in all other respects.

(iv)	Continuity of Employment. This Option shall not be exercisable by the Grantee in any part unless at all times beginning with the date of grant and ending no more than ninety (90) days prior to the date of exercise, the Grantee has, except for military service leave, sick leave or other bona fide leave of absence approved by the Company (such as temporary employment by the United States Government) been in the continuous employ of the Company, except that such period of ninety (90) days shall be nine (9) months following any termination of the Grantee’s employment by reason of Disability.

4. Non-Transferable. The Grantee may not transfer his Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Grantee’s lifetime only by the Grantee or his guardian or legal representative.

5. Adjustments and Corporate Reorganization. If the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment. Such adjustments shall be made by or under authority of the Company’s Board of Directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are changed into or exchanged for cash or property or securities not of the Company’s issue, or any combination thereof, or upon a sale of substantially all of the property of the Company to, or the acquisition of stock representing more than fifty percent (50%) of the voting power of the stock of the Company then outstanding, by another corporation or person, this Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of options therefore granted under the Plan under which this Option was granted, or the substitution for such options of any options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event this Option shall continue in the manner and under the terms so provided. If this Option shall terminate pursuant to the foregoing sentence, the Grantee shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised vested portions of this Option.

6. Exercise, Payment For and Delivery of Stock: This Option may be exercised by the Grantee or other person then entitled to exercise it by giving three (3) business days’ written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased and the total purchase price, accompanied by a check to the order of the Company or wire transfer of immediately available fund in payment of such price. If the Company is required to withhold any amount on account of any present or future tax imposed as a result of such exercise, the notice of exercise shall be accompanied by a check to the order of the Company in payment of the amount of such withholding.

7. Rights in Shares Before Issuance and Delivery. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

8. Requirements of Law and of Stock Exchanges. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with view to or for sale in connection with any distribution.

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No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

9. Disposition of Exercised Shares. In the event the Grantee exercises his option to purchase shares, any subsequent disposition of those shares by the Grantee on an exchange on which the Company’s shares are being traded shall be done in an orderly manner and not in a manner that would adversely affect the share price.

10. Laws Applicable to Construction. This Option will be governed by and construed in accordance with the laws and judicial decisions of the State of Nevada, without regard to the application of the principles of conflicts of laws of Nevada or any other jurisdiction.

11. Entire Agreement. This Option represents the complete understanding and agreement by the parties as to the subject matter hereof, superseding and replacing any prior agreements, promises and understandings of the parties.

IN WITNESS WHEREOF, the Company has granted this Option on August 17, 2022.

BASANITE, INC.

By:	/s/ Simon Kay
Name: Simon R. Kay
Title: President and Chief Executive Officer

ACCEPTED:

/s/ Lisa Gainsborg
Lisa H. Gainsborg

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